UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
FORM 5
              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_| Check box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue. See Instruction 1(b).
|_| Form 3 Holdings Reported
|_| Form 4 Transactions Reported

1. Name and Address of Reporting Person

   Kliem, Peter O.
   c/o Atlantic Technology Ventures, Inc.
   350 Fifth Avenue, Suite 5507
   New York, NY 10118

2. Issuer Name and Ticker or Trading Symbol

   Atlantic Technology Ventures, Inc. ("ATLC.OB")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   December 2001

5. If Amendment, Date of Original (Month/Year)

6. Relationship  of Reporting  Person(s) to Issuer  (Check all  applicable)
   (X) Director  ( ) 10% Owner  ( ) Officer (give title below)
   ( ) Other  (specify below)


7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|  (Instr.3,4 and 5)               |  Beneficially     |(D)or |  (Instr. 4)               |
                             |      |(Ins|                  | A/|           |  Owned at         |Indir |                           |
                             |      |tr.8)    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
                             |           |                  |   |           |  (Instr. 3 and 4) |(Ins  |                           |
                             |           |                  |   |           |                   | tr.4)|                           |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If form is filed by more than one reporting person, see instruction 4(b)(v).

                                                                          (Over)
                                                                  SEC 2270(7-96)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |(In | red(A) or Dis |Date(Month/|  (Instr. 3 and 4   |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |str.| posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     | 8) | (Instr.3,4 and|Date |Expir|                    |(Instr.|ficially    |Ind|            |
                        |tive    |     |    |  5)       |   |Exer-|ation|   Title and Number | 5)    |Owned at    |ire|            |
                        |Secu    |     |    |           |   |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |    A      | D |ble  |     |                    |       |Year        |(I)|            |
                        |        |     |    |           |   |     |     |                    |       |(Instr. 4)  |(Instr. 4)      |
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Option (Right to buy)   |0.875   |2/20/| A  |  50,000   |   |2/20 |2/20/|Common Stock |50,000|       | 110,000    | D |            |
                        |        |01   |    |           |   |01   |11   |             |      |       |            |   |            |
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                        |        |      |   |           |   |     |     |             |      |       |            |   |            |
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                        |        |      |   |           |   |     |     |             |      |       |            |   |            |
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Explanation of Responses:


                            /s/ Peter Kliem                   February 14, 2002
                            -------------------------------   ---------------
                            **Signature of Reporting Person       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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